Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended March 31, 2025

May 7, 2025

Steven Pelayo

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2025 third quarter financial results for the quarter ended March 31, 2025. I am Steven Pelayo, Investor Relations representative for AOS. With me today are Stephen Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcast live over the Web. A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows today. Stephen will begin business updates including strategic highlights, and a detailed segment report. After that, Yifan will review the financial results and provide guidance for the June quarter. Finally, we will have the Q&A session.

The earnings release was distributed over wire today, May 7, 2025, after the market close. The release is also posted on the company's website. Our earnings release and this presentation include non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Stephen Chang. Stephen?

Stephen Chang (Chief Executive Officer)

Thank you, Steven. Welcome to Alpha and Omega’s fiscal Q3 earnings call. I will begin with a high-level overview of our results and then jump into segment details.

We delivered fiscal Q3 revenue and EPS results at the high-end of our guidance driven by better-than-expected demand in Computing. Revenue was $164.6 million, non-GAAP gross margin was 22.5%. Non-GAAP EPS was a loss of $0.10.

Total revenue increased 9.7% year-over-year, and declined 4.9% sequentially. As previously noted, licensing revenue began to wind down in the March quarter. Excluding licensing, our product revenue was up 11.6% year-over-year and down 3.5% sequentially.

We saw seasonal sequential declines in fiscal Q3 from each of our major segments, except the Computing segment which grew slightly sequentially against seasonality driven by tablets and notebooks. The Computing segment increased nearly 15% year-over-year.

Looking ahead, we face a dynamic landscape with macroeconomic, geopolitical and trade related uncertainties. Currently our direct tariff exposure is minimal due to limited U.S. shipments, but we’re closely supporting customers navigating supply chain complexities to ensure compliance and minimize disruptions. While we are seeing a near-term uplift in the first half of the calendar year, broader visibility for the second half of 2025 remains uncertain. Nonetheless, we are delivering on our commitments and advancing our transformation from a component supplier to a total solutions provider. Our goal is to leverage premier customer relationships to expand market share and increase BOM content with a broader portfolio.

With that, let me now cover our segment results and provide some guidance by segment for the next quarter.

Starting with Computing. March quarter revenue was up 14.8% year-over-year, and up 3.6% sequentially and represented 47.9% of total revenue. These results were ahead of our original expectation for a slight decline. The upside was driven by better-than-expected tablet demand, with revenue nearly doubling year-over-year to a quarterly record due to market share gains, as well as some demand pull-in from notebooks due to tariff uncertainties.

In the March quarter, we continued to experience robust demand for graphics and AI accelerator cards, driven by a key customer scaling their next-generation platform. Looking ahead to June, we anticipate even stronger performance, with graphics card revenue projected to reach a record high.

For AI applications, demand for high performance compute remains robust and we are encouraged by the continued strong growth in data center capital spending. In Q1, we broadened our penetration with an existing premier customer to secure a design win in one data center application with a notable increase in BOM content. This is a testament to our ability to provide total solutions with multiphase controllers and multiple power stages per GPU.

Volume production for this program started in the March quarter and will continue into the June quarter. Design in activity is still ongoing for additional programs, however visibility for the second half of the year remains limited due to uncertainties in end-market demand.

In the PC market, we expect continued pull-in activity through the June quarter driven by fluid trade regulations.

In summary, we expect the Computing segment to increase mid-single digits in the June quarter, and more than 15% year-over-year. The sequential growth is driven by PC-related pull-ins and strength in graphics cards. However, it is important to note that visibility into the second half of the year remains limited due to uncertain macro environment and evolving trade policies.

Turning to the Consumer segment, March quarter revenue was down 9.0% year-over-year and down 4.9% sequentially and represented 13.0% of total revenue. The results were in-line with our forecast driven by seasonality in gaming and home appliances, as well as a pullback in wearables following a record level achieved in the third calendar quarter of 2024.

For the June quarter, we forecast more than 25% sequential growth in the Consumer segment driven by gaming and home appliances. Gaming is expected to be particularly strong due to pull-ins for a targeted marketing push from a key customer.

Next, let’s discuss the Communications segment, revenue in the March quarter was up 5.8% year-over-year, down 14.4% sequentially, and represented 17.2% of total revenue.

The results were in-line with our expectations for a seasonal sequential decline from our Tier 1 U.S. smartphone customer, while China OEMs moderated only slightly, and Korea was flattish as customers prepared for product launches in the first calendar quarter. We believe Communications results continue to reflect a combination of market share gains, a mix-shift to higher end phones in China, and generally higher charging currents, driving increased BOM content.

Looking ahead, we anticipate flattish sequential growth in the June quarter for the Communications segment. By region, we expect growth from smartphone customers in the U.S. and Korea, offset by slower sales from China.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 19.9% of total revenue and was up 32.4% year-over-year and down 6.2% sequentially.

The results were ahead of our forecast for a low teens sequential decline primarily driven by a seasonal decline in quick chargers, offset by sequential growth in e-mobility and AC-DC power supplies.

As we stated before, we see additional opportunities in 2025 for quick chargers due to increased BOM content driven by higher charging currents. Further, we are leveraging relationships in Taiwan to partner on DC fans for server racks.

For the June quarter, we expect revenue to be flat-to-slightly down sequentially for the Power Supply and Industrial segment primarily driven by a seasonal increase in quick chargers and AC-DC power supplies, offset by lower e-mobility revenue.

In closing, we are pleased that March quarter results were better-than-expected, ahead of seasonality primarily due to pull-ins in the Computing segment.

Looking ahead, we face a dynamic geopolitical and macroeconomic environment. We are monitoring developments, ensuring compliance, diversifying our supply chain, and collaborating with customers to minimize disruptions.

For the June quarter, driven by strength in Computing and Consumer segments, we currently expect low-to-mid single-digit sequential revenue growth, suggesting June quarter revenue should approximate the levels achieved in the December quarter, despite the stronger March results and discontinuation of licensing revenue. Excluding the impact from discontinued licensing revenue, we expect mid-to-upper single-digit revenue growth. Gross margins in June should also approach the level achieved in the December quarter driven by improved utilization rates and a richer product mix.

Our business fundamentals remain strong, supported by cutting-edge technology, a diverse product portfolio, and marquee customer base. We expect revenue growth in calendar 2025 driven by new market expansion, market share gains and increased BOM content. While near-term uncertainties remain, our focus remains steadfast on executing our strategy and delivering sustained value for our stakeholders.

With that, I will now turn the call over to Yifan for a discussion of our fiscal third quarter financial results and our outlook for the next quarter. Yifan?

Yifan Liang (Chief Financial Officer)

Thank you, Stephen. Good afternoon, everyone and thank you for joining us.

Revenue for the quarter was $164.6 million, down 4.9% sequentially and up 9.7% year-over-year.

In terms of product mix, DMOS revenue was $106.8 million, down 5.4% sequentially and up 13.9% over last year. Power IC revenue was $54.6 million, up 1.6% from the prior quarter and 9.2% from a year ago. Assembly service and other revenue was $0.4 million, as compared to $1.1 million last quarter and $1.2 million for the same quarter last year. License and engineering service revenue was $2.8 million for the quarter versus $5.4 million in the prior quarter and $5.1 million for the same quarter a year ago. This license and engineering service contract was completed in mid-February.

Non-GAAP gross margin was 22.5%, compared to 24.2% last quarter and 25.2% a year ago. The quarter-over-quarter decrease was mainly impacted by lower license and engineering service revenue in the March quarter.

Non-GAAP operating expenses were $39.7 million, compared to $39.0 million for the prior quarter and $38.9 million last year. The slight quarter-over-quarter increase was primarily due to higher payroll tax expenses given the start of a new calendar year.

Non-GAAP quarterly EPS was negative $0.10, compared to $0.09 per share last quarter and a negative $0.04 per share a year ago.

Moving on to cash flow. Operating cash flow was $7.4 million, including $9.6 million of repayment of customer deposits. By comparison, operating cash flow was $14.1 million in the prior quarter and $28.2 million last year. We expect to refund $2.7 million customer deposits in the June quarter. We also repurchased 306,000 shares of employee restricted stock units (RSU) vested during the quarter for $9.4 million. EBITDAS for the quarter was $15.2 million, compared to $16.8 million last quarter and $11.6 million for the same quarter a year ago.

Now let me turn to our balance sheet.

We completed the March quarter with a cash balance of $169.4 million, compared to $182.6 million at the end of last quarter.

Net trade receivables increased by $8.6 million sequentially. Days Sales Outstanding were 11 days for the quarter, compared to 12 days for the prior quarter.

Net inventory increased by $4.4 million quarter-over-quarter. Average days in inventory remained at 129 days for the quarter.

CapEx for the quarter was $8.1 million, compared to $7.4 million for the prior quarter. We expect CapEx for the June quarter to range from $12 million to $14 million.

Now, I would like to discuss June quarter guidance.

We expect:

•Revenue to be approximately $170 million, plus or minus $10.0 million.
•GAAP gross margin to be 22.9%, plus or minus 1%. We anticipate non-GAAP gross margin to be 24%, plus or minus 1%.
•GAAP operating expenses to be $47.1 million, plus or minus $1.0 million. Non-GAAP operating expenses are expected to be $40.2 million, plus or minus $1.0 million.
•Interest expense to be approximately equal to interest income, and
•Income tax expense to be in the range of $0.9 million to $1.1 million.

With that, we will now open the call for questions. Operator, please start the Q&A session.

Closing:
Before we conclude, I’d like to briefly mention two upcoming events. The management team will be participating in and will be available for one-on-one meetings at the B. Riley 25th Annual Institutional Investor Conference on May 21st in Marina Del Rey, CA and the Stifel 2025 Cross Sector Insight Conference on June 4th in Boston, MA. If you wish to request a meeting, please contact the institutional sales representative at each sponsoring bank. This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, expected financial performance of market segments; our ability to capture market shares and increase BOM content; expected seasonality; business opportunities in A.I. and data centers, development in tariff and trade policies; our ability and strategy to develop new products; fluctuation in customer demand and market segments; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the state of semiconductor industry and seasonality of our markets; decline of the PC industry and our ability to respond to such decline; difficulties and challenges in executing our diversification strategy into different market segments; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and other periodic reports filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.